ON-PREMISE DISTRIBUTION COORDINATION AGREEMENT

This ON-PREMISE DISTRIBUTION COORDINATION AGREEMENT (this “Agreement”) is entered into as of February 8, 2007 (the “Effective Date”), between HANSEN BEVERAGE COMPANY, a Delaware corporation (“Hansen”), and ANHEUSER-BUSCH, INCORPORATED, a Missouri Corporation (“AB”).

RECITALS

1.	The parties are both engaged in the manufacture and sale of beverages.

2.            AB has an extensive network of distributors for sales of beverages in the United States of America including the District of Columbia (“U.S.”). Each such distributor that is a party to an Anheuser-Busch, Inc. Wholesaler Equity Agreement (as it may be amended, restated, and/or replaced from time to time, in each case an “AB Equity Agreement”) is referred to herein as an “AB Distributor” and some or all of such distributors are collectively referred to as the “AB Distributors.”

3.            AB has employees (the “AB Sales Force”) who are collectively dedicated to marketing, promoting, selling and merchandising products to accounts which sell alcohol beverages for on-premise consumption pursuant to licenses granted by applicable governmental authority (the “On-Premise Accounts”). It is the intention of AB and Hansen that in the event a customer or account is licensed or otherwise sells Products (as defined below) for both on-premise and off-premise consumption at one location (e.g., a hotel with a nightclub and a convenience store), this Agreement will apply only to the On-Premise Account/s at such location.

4.            Subject to the terms of this Agreement, Hansen desires to enter into distribution agreements for specific territories, substantially in the form of attached Exhibit A (the “On-Premise Distribution Agreement/s”), with certain AB Distributors for the distribution and sale to On-Premise Accounts only of the Products (as defined below) and AB is willing to assist with those efforts as specified in Sections 1 and 2 below. The “Products” collectively mean each of the specific brands of non-alcoholic energy drinks, in ready to drink form, that are packaged in 8.3 ounce cans and such other packages and sizes as may be listed on attached Exhibit B (as may be amended in writing by Hansen and AB from time to time).

5.            Subject to the terms of this Agreement, Hansen desires to assign to AB, and AB desires to accept, primary responsibility for the marketing, promotion, merchandising and sales of the Products to On-Premise Accounts only and managing and coordinating the promotional, marketing, sales, merchandising and distribution activities and efforts of the AB/Hansen Distributors (as defined in Section 2.8 below) in respect of the Products to On-Premise Accounts only, throughout the AB Territory (as defined in Section 2.8 below) through the use of the AB Sales Force and the AB/Hansen Distributors (collectively, the “Management Activities”).

6.            In exchange for AB providing the benefits set forth in this Agreement, Hansen shall pay AB a fee based on the volume of Products purchased by such AB/Hansen Distributors from Hansen, but calculated only with respect to those of the Products that are sold by such AB/Hansen Distributors to On-Premise Accounts within the AB Territory.

Now, therefore, the parties agree as follows:

AGREEMENT

1.            Engagement. Hansen hereby engages AB, and AB accepts such engagement to generally facilitate and assist the on-going relationship between Hansen and the AB Distributors contemplated by this Agreement. AB also agrees to (a) use its best efforts to facilitate and assist Hansen in regard to its evaluation of Proposed Distributors (defined below) pursuant to the terms of Section 2.4 below, (b) use its best efforts to recommend to, encourage, facilitate and assist all AB Distributors accepted by Hansen pursuant to the terms of Section 2.5 below to enter into On-Premise Distribution Agreement/s with Hansen for the sale of Products to On-Premise Accounts only in such territories as may be designated by Hansen and agreed to between Hansen and such AB Distributors in accordance with the procedures set forth in Section 2 below, (c) assume primary responsibility for, execute and perform the Management Activities, (d) prepare, manage and implement the Annual Business Plans and Annual Marketing Plans (each as defined below) for the Products for each calendar year, and (f) use its best efforts to cause each AB Distributor to diligently market, promote, merchandise and sell the Products to all On-Premise Accounts serviced by that AB Distributor throughout its assigned territory, and such additional On-Premise Accounts within the assigned territory that are now or may in the future be appropriate for the Products. Such efforts shall include, without limitation, AB revising the AB Wholesaler Exclusivity Incentive program by adding the Products thereto so that AB Distributors may carry and distribute the Products and remain exclusive under the program for so as long as this Agreement, and such program remain in effect, but such efforts shall not obligate AB to expend funds or extend other economic incentives to convince AB Distributors to enter into On-Premise Distribution Agreement/s with Hansen.

2.            General Agreement and Procedures for Appointment of Distributors. Hansen will, subject to the other terms of this Section 2, offer to all the AB Distributors the exclusive rights to distribute the Products to On-Premise Accounts only throughout the Available Territory (as defined in Section 2.1 below) in accordance with the On-Premise Distribution Agreement/s.

2.1.         Existing Hansen Distributors. As of the Effective Date Hansen distributes the Products to On-Premise Accounts in the U.S. pursuant to distribution agreements with various distributors, many of which are not AB Distributors (in each case, a “Non-AB Distribution Agreement”). A “No Fault Termination Agreement” means any Non-AB Distribution Agreement under the terms of which Hansen is expressly, legally, contractually and unilaterally entitled to terminate the applicable Distributor’s right to distribute Products to On-Premise Accounts without cause and without Hansen breaching such Non-AB Distribution Agreement or incurring any liability or obligation except to pay the applicable distributor a pre-determined fixed amount previously agreed to by Hansen in writing under such Non-AB Distribution Agreement (e.g., average gross profit per case per product line multiplied by the number of cases of products sold during the most recently completed twelve (12) month period) solely related to sales of the Products to On-Premise Accounts only. Each portion of the U.S. that is either (a) not covered by a distribution agreement for sale of Products to On-Premise Accounts, or (b) is covered by a No-Fault Termination Agreement is an “Available Territory” and all such Available Territories are collectively referred to in this Agreement as the “Available Territory.”

2.2.         Designation Notice. During the first twelve (12) months after the Effective Date, Hansen will notify AB, in writing, from time to time, of the specific territories within the Available Territory that Hansen is prepared to offer to one or more AB Distributors (in each case, a “Designation Notice”). Hansen agrees that the territory collectively covered by the Designation Notices delivered during such twelve (12) month period will be no less than the Available Territory.

2.3.         Identification of Distributors. Within sixty (60) days after receipt of a Designation Notice, AB will identify to Hansen, in writing (“Identification Notice”), the specific AB Distributor/s (the “Proposed Distributors”) to be appointed to distribute the Products to On-Premise Accounts only throughout the specific territory/ies identified in the Designation Notice. If AB fails to identify Proposed Distributors throughout all of the specific territory/ies identified in the Designation Notice within the applicable sixty (60) day period, Hansen shall have the right to appoint distributors in its sole discretion for the territories which were designated by Hansen in the Designation Notice but were not identified by AB in the Identification Notice.

2.4         Rejection of Distributors. Within thirty (30) days after receipt of the Identification Notice (the “Rejection Period”), Hansen and AB may mutually agree not to appoint a particular Proposed Distributor, or Hansen may unilaterally reject a particular Proposed Distributor upon delivery of written notice (a ‘Rejection Notice”) to AB specifying one of the following reasons: (i) the Proposed Distributor has, as of the date of the Designation Notice, refused to enter into the Allied Products Distribution Agreement (as defined below) offered to such Proposed Distributor, (ii) Hansen and the Proposed Distributor are engaged in a dispute, (iii) the Proposed Distributor or Distribution Agreement is prohibited or regulated by applicable laws or regulations such that entering into the Distribution Agreement is likely to have a material adverse effect on Hansen or is likely to expose Hansen to any liability or penalty, as determined by Hansen in its reasonable discretion, or (iv) entering into a Distribution Agreement with the Proposed Distributor is likely, in Hansen’s reasonable judgment, to have a material adverse effect on Hansen (provided that, for purposes of this item (iv), a less advantageous financial arrangement or economic effect solely and in and of itself shall not be a material adverse effect). Hansen’s Rejection Notice shall contain a good faith description, in reasonable detail, of the facts relevant to Hansen’s decision to reject a Proposed Distributor. In no event, however, shall such Rejection Notice be deemed a final or complete statement or admission by Hansen with respect to its rejection of a Proposed Distributor, and Hansen shall have the right to subsequently amend or supplement the Rejection Notice as Hansen deems necessary including without limitation by inclusion of any facts acquired by Hansen before or after the date of Hansen Rejection Notice. If Hansen and AB mutually agree not to appoint a particular Proposed Distributor, or if Hansen rejects a particular Proposed Distributor for one of the reasons specified in this Section, AB shall have the right, subject to Hansen’s prior written approval, which Hansen may withhold in its sole discretion, to appoint another Person (a “Substitute Distributor”) to distribute the Products to On-Premise Accounts only in the applicable designated territory. If such Substitute Distributor is not approved by Hansen, Hansen may enter into a distribution agreement with respect to the applicable designated territory with any other Person (other than the Substitute Distributor rejected by Hansen) who shall not be an AB/Hansen Distributor (as defined below). The Proposed Distributors who are not rejected either by mutual agreement of Hansen and AB or by Hansen for one of the specified reasons set forth above, and the Substitute Distributors approved by Hansen, shall be referred to collectively as the “Designated Distributors.” For purposes of this Section 2.4, “Allied Products Distribution Agreement” means such distribution agreement entered into pursuant to the Amended and Restated Allied Products

Distribution Coordination Agreement entered into between Hansen and AB effective as of May 8, 2006.

2.5.         Appointment of Distributors. AB will, within ten (10) days of the end of the Rejection Period, deliver to each Designated Distributor an On-Premise Distribution Agreement/s, in substantially the form of Exhibit A, subject to modification as agreed upon by Hansen and AB. AB will deliver the respective On-Premise Distribution Agreement/s to each Designated Distributor and use its best efforts to recommend to, encourage, facilitate and assist each Designated Distributor to enter into the On-Premise Distribution Agreement/s with Hansen; provided, that such efforts shall not obligate AB to expend funds or extend other economic incentives to any Designated Distributor to convince them to enter into a On-Premise Distribution Agreement/s with Hansen. AB will promptly return to Hansen copies of the On-Premise Distribution Agreement/s executed by the Designated Distributors who have agreed to enter into a On-Premise Distribution Agreement/s with Hansen. Within seven (7) days of receipt of any On-Premise Distribution Agreement/s executed by a Designated Distributor, Hansen will deliver the On-Premise Distribution Agreement/s executed by Hansen to such Designated Distributor with a copy to AB.

2.6.         Rejection by Distributor. If any Designated Distributor declines to enter into an On-Premise Distribution Agreement/s with Hansen, AB shall have the right, subject to Hansen’s prior written approval, which Hansen may withhold in Hansen’s sole discretion, to appoint a Substitute Distributor to distribute the Products to On-Premise Accounts only in the applicable designated territory. If Hansen does not approve such Substitute Distributor, Hansen may enter into a distribution agreement with respect to the applicable designated territory with any other Person designated by Hansen who shall not be an AB/Hansen Distributor (as defined below).

2.7.         AB/Hansen Distributors; On-Premise Distribution Agreement/s; AB Territory. Each Designated Distributor with whom Hansen enters into an On-Premise Distribution Agreement/s will hereinafter be referred to as an “AB/Hansen Distributor”. Except with respect to those AB/Hansen Distributors with whom no Equity Agreement exists at the time the On-Premise Distribution Agreement was entered into, each AB/Hansen Distributor shall only be AB/Hansen Distributors during the period in which an AB Equity Agreement is in effect between AB and such AB/Hansen Distributor. Any On-Premise Distribution Agreement/s between Hansen and any AB Distributor granting such AB Distributor the right to distribute Products to On-Premise Accounts shall fall under the terms of this Agreement and be treated as an On-Premise Distribution Agreement/s under this Agreement for so long as such On-Premise Distribution Agreement/s and the AB Equity Agreement with such AB Distributor remains in effect. Whenever an AB Equity Agreement with an AB/Hansen Distributor (other than those AB/Hansen Distributors with whom no Equity Agreement exists at the time the On-Premise Distribution Agreement was entered into) is terminated by AB pursuant to either the deficiency termination procedure or the right of immediate termination stated in such AB Equity Agreement, AB shall notify Hansen in writing within sixty (60) days after such termination. The term “AB Territory” shall mean the territory collectively covered at any particular time by all On-Premise Distribution Agreement/s in effect at that time with AB/Hansen Distributors.

3.            Marketing, Promotion, Merchandising and Sales of the Products to On-Premise Accounts. AB agrees to be primarily responsible during the Term for the marketing, promotion, merchandising and sales of Products to On-Premise Accounts throughout the AB Territory through the use of the AB Sales Force and the AB/Hansen Distributors. Without limiting the terms of the preceding sentence and pursuant to the direction provided by each applicable Annual Business Plan (as defined in Section 4 below) and each applicable Annual Marketing Plan (as defined in Section 6 below), during the Term (a) the AB Sales Force will be directly responsible for the marketing and promotion of the Products to On-Premise Accounts in the AB Territory, and (b) the AB Sales Force shall encourage, assist, monitor and coordinate the merchandising and sales of the Products to On-Premise Accounts in the AB Territory either directly or by and through the AB/Hansen Distributors. Consistent with the direction provided by each Annual Plan and each Annual Marketing Plan, Hansen agrees to reasonably cooperate with AB’s efforts to satisfy its obligations under this Section 3. AB shall monitor and manage compliance by AB/Hansen Distributors with the terms and requirements of their respective On-Premise Distribution Agreement/s, including, without limitation, the provisions of Sections 3 and 10 thereof.

4.            Annual Business Plan. Not less than sixty (60) days before the end of each calendar year, AB will, in consultation with Hansen, prepare an annual business plan for the following calendar year which shall include annual management activities, specific On-Premise Account placement performance objectives, merchandising, marketing and promotional goals, specific On-Premise Account and channel objectives for specified distribution channels, and annual sales volume goals, which shall not become effective unless it is approved in writing by both Hansen and AB (the “Annual Business Plan”). AB will implement and manage each Annual Business Plan in the following calendar year and, except as otherwise expressly set forth in this Agreement, will pay all costs associated with the Annual Business Plan including the implementation thereof. Within sixty (60) days of the Effective Date, AB will prepare an Annual Business Plan for the portion of calendar year 2007 commencing sixty (60) days after the Effective Date.

5.            On-Premise Management Team. Within sixty (60) days after execution of this Agreement, AB and Hansen shall create an account management team (the “On-Premise Management Team”) in accordance with the terms of Section 5.1 below and the On-Premise Management Team shall have the responsibilities set forth in Sections 5.2-5.4 as well as the responsibilities expressly reserved for the On-Premise Management Team in Section 6 below.

5.1.         The On-Premise Account Management Team shall be comprised of an equal number of Hansen employees (“Hansen Team Members”), each chosen by Hansen, and AB employees (“AB Team Members”), each chosen by AB. Hansen may at any time replace any Hansen Team Member and AB may at any time replace any AB Team Member. A majority of each of the Hansen Team Members and each of the AB Team Members respectively must affirmatively agree before any action of the On-Premise Account Management Team is approved or deemed approved.

5.2.         The On-Premise Management Team shall have responsibility for the overall operational implementation of the provisions of this Agreement.

5.3.         The On-Premise Management Team shall conduct regular telephone conferences, and participate in regular operations meetings of each party pertaining to the implementation of the provisions of this Agreement. At least once each calendar quarter (“Quarter”), the On-Premise Management Team shall meet at locations to be determined from time to time, to among other things (a) evaluate the parties activities under this Agreement, (b) discuss opportunities and issues pertinent to this Agreement, (c) develop, implement and monitor future supply chain efficiencies and improvements, and (d) develop marketing, promotional, merchandising and sales plans as may be appropriate under the circumstances.

6.	Marketing Program.

6.1.         Annual Marketing Plans. Not less than sixty (60) days before the end of each calendar year the On-Premise Management Team shall review the conditions of the marketplace, the efforts to achieve sales of the Products to On-Premise Accounts in the AB Territory as well as actual results, including year over year performance, and shall prepare an annual marketing plan for the next calendar year (as more specifically described below in this Section 6.1, in each case an “Annual Marketing Plan”). Such Annual Marketing Plan shall include specific On-Premise Account placement performance objectives, merchandising goals, specific On-Premise Account and channel objectives for specified distribution channels, distribution goals, a sales and marketing spending plan and a strategy for maximizing sales and growth of market share. Additionally, if the AB Territory has an ethnic market or concentration, the Annual Marketing Plan shall address such specific ethnic segments, including retail promotions, point-of-sale allocations and special events for ethnic segments. Within sixty (60) days of the Effective Date, the On-Premise Management Team will prepare an Annual Marketing Plan for the portion of calendar year 2007 commencing sixty (60) days after the Effective Date. No Annual Marketing Plan shall become effective unless it is approved by the On-Premise Management Team.

6.2.         Implementation of each Annual Marketing Plan. Subject to the terms of Section 6.3 below, AB will implement each Annual Marketing Plan (as may be adjusted from time to time each calendar year in accordance with Sections 6.3 and 6.4 below), and, subject to Hansen’s reimbursement obligation specified below, AB shall be responsible for paying all expenses incurred in implementing each Annual Marketing Plan and any other costs incurred by AB in connection with the marketing and sales of the Products. All such costs and expenses incurred by AB in connection with implementation of an Annual Marketing Plan are collectively referred to in this Agreement as “Annual Marketing Plan Costs,” provided, however, that unless expressly agreed to in writing by Hansen, the Annual Marketing Plan Costs (a) may not include any fixed, indirect or ancillary costs incurred by AB including, without limitation, costs of salaries, wages or other benefits of whatsoever nature paid to any persons employed by AB and/or who form a portion of the AB Sales Force, but (b) may include, without limitation and without limiting the terms of 6.2(a), each of the following costs incurred by AB from time to time to implement an Annual Marketing Plan: all advertising and promotional agency fees and other payments for (i) radio, television, Internet, and other electronic media advertising, (ii) billboards and other outdoor advertising, (iii) advertising in magazines, newspapers and other print media, (iv) sports, entertainment and event sponsorships and promotional products, (iv) point of sale displays, materials, and sampling, (v) on-premise promotions, (vi) coupons and sweepstakes, (vii) third party research and third party analyses of trade and consumer issues and trends, (viii) third party creative development and materials production needed for any of the foregoing forms of advertising, promotion, and merchandising, and (ix) reimbursement of reasonable trade spending by the AB Sales Force for the purchase of Products in On-Premise Accounts in relation to the promotion of Products. Within thirty (30) days of the end of each Quarter, AB will deliver to Hansen an accounting of the Annual Marketing Plan Costs incurred by AB during such Quarter to implement the applicable Annual Marketing Plan. Within forty-five (45) days of the end of each Quarter, Hansen will reimburse AB for fifty percent (50%) of such Annual Marketing Plan Costs. Notwithstanding the foregoing, each party may undertake any marketing, advertising or promotional plans or activities that they wish involving any of the

Products and one or more of the On-Premise Accounts at such party’s sole cost and expense; provided, however, that any such plans or activities that may be undertaken by AB shall always be subject to the prior reasonable written approval of Hansen.

6.3.         Adjustment of an Annual Marketing Plan. The members of the On-Premise Management Team shall discuss on a Quarterly basis (or more frequently if appropriate) the Annual Marketing Plan and strategies for the marketing and sales of the Products and within thirty (30) days of the end of each Quarter implement any agreed upon changes to the Annual Marketing Plan then in effect. Not less than once each Quarter the On-Premise Management Team shall review the sales during the prior Quarter and projected sales and mutually agree upon appropriate adjustments to the Annual Marketing Plan, including reductions or increases in the amount that may be spent thereunder having regard to (a) the level of sales of the Products during the prior Quarter, (b) projected sales of the Products for the next two Quarters, (c) changed market conditions, and (d) the Annual Marketing Plan Costs budgeted or planned for the remainder of the calendar year, including, without limitation, any Annual Marketing Plan Costs resolved in accordance with Section 6.4 below.

6.4.	Resolution of Disputes.

6.4.1.      If the parties are unable to reach agreement on an Annual Marketing Plan including the Annual Marketing Plan Costs under any such plan for any calendar year, the parties shall attempt resolution of such dispute through good faith consultations between the Vice President of AB with responsibility for the Products and the Chief Executive Officer of Hansen or his designee. If no settlement can be reached through such consultations within thirty (30) days after either party has notified the other party in writing of the existence of such dispute, then the dispute shall be referred to mediation and failing resolution to arbitration in accordance with Section 24 below. Notwithstanding anything to the contrary, the arbitrators shall not have the authority or power to and shall not issue an award or order that (a) requires Hansen’s fifty percent (50%) reimbursement of Annual Marketing Plan Costs for the 2007 calendar year to exceed fifty percent (50%) of the Grossed Up Fee (as defined below), (b) requires Hansen’s fifty percent (50%) reimbursement of Annual Marketing Plan Costs for any calendar year after 2007 to exceed the Fee (as defined in Section 9 below) relating to the Products sold by Hansen to AB/Hansen Distributors during the immediately preceding calendar year, or (c) results in Hansen incurring any obligation or liability to reimburse AB for Annual Marketing Plan Costs in an amount exceeding the Fee during the then-current calendar year. The parties agree to adjust any award or order as soon as possible under the circumstances but in no event less frequently than at the end of each Quarter thereafter to give effect to the foregoing. For purposes of this Section 6.4, the term “Grossed-Up Fee” means an amount equal to the product of (a) the aggregate amount of the Fees incurred during the period between January 1, 2007, and the date of the arbitration award (the “Assessment Period”) multiplied by (b) a fraction, the numerator of which is 365, and the denominator of which is the total number of days in the Assessment Period.

6.4.2.      Each party will continue to perform its obligations under this Agreement pending final resolution of any such dispute set forth in this Section 6.4. For any calendar year in which a new Annual Marketing Plan has not been agreed, AB shall continue to market and sell the Products with Annual Marketing Plan Costs that do not exceed (a) during 2007, the Grossed Up Fee, and (b) during any calendar year after 2007, total Annual Marketing Plan Costs for the prior calendar year, to be estimated on a per-case basis, until an award or order is issued by the arbitrators.

7.	Access to AB Sales Meetings; Hansen Sales Meetings.

7.1.        At Hansen’s request, Hansen will be permitted to attend all national, regional and state sales meetings AB holds with AB Distributors on a group basis. Hansen will be allocated a reasonable amount of time to address issues related to the Products and to promote and maximize distribution and sale of the Products to On-Premise Accounts (a) at all such state meetings Hansen elects to attend, and (b) at one regional meeting in each AB region each calendar year so long as a regional meeting is actually held in the applicable region. AB will provide Hansen at least thirty (30) days prior written notice of all national sales meetings and as much advance notice as reasonably possible for all regional and state sales meetings, as such meetings may be arranged on less than thirty (30) days notice.

7.2.        AB will, at no additional expense to AB, support and facilitate additional meetings of AB/Hansen Distributors reasonably requested by Hansen.

8.	Miscellaneous AB and Hansen Assistance.

8.1.        Hansen will require each AB/Hansen Distributor to assign an AB provided tracking number to each Product and Product package (or such other actions as AB may reasonably request in the future) to allow for tracking of inventory and sales information by BudNet or any replacement sales data collection system then in use generally by AB and the AB Distributors, and as required under Section 3.j of the On-Premise Distribution Agreement/s. Based on such information, AB will regularly provide to Hansen for each AB/Hansen Distributor: (a) sales reports regarding the Products, (b) inventory levels of the Products, (c) On-Premise Accounts and potential On-Premise Accounts coverage related to the Products, and (d) demographic and other retail consumer attributes applicable to On-Premise Accounts and potential On-Premise Accounts where the Products are sold. AB will provide such information and summaries thereof in formats as mutually agreed to from time to time by AB and Hansen.

8.2.        AB and Hansen will review and analyze Hansen’s existing freight and delivery systems in order to improve the efficiencies of such system. To the extent savings or other efficiencies are created, AB will make its wholesaler support centers and other intermediate delivery locations (collectively, “WSCs”) utilized by AB for its malt beverage products available to Hansen for use in connection with storage and delivery of the Products. To the extent Hansen decides to utilize the WSCs it agrees to reimburse AB for the actual, direct, incremental costs incurred by AB for such use.

8.3.        At Hansen’s request, AB agrees, to the extent legally permissible, to advise Hansen on the negotiation of purchasing arrangements for some or all of the raw materials and packaging components required to make and package the Products.

8.4.        AB’s respective obligations under this Section 8 do not require AB to incur any out-of-pocket expenses or other costs other than the time reasonably spent by their personnel to comply with the terms of this Section 8.

9.	Fees.

9.1.         Payable by Hansen. In exchange for AB’s performance of its obligations under this Agreement, Hansen will pay AB a fee (the “Fee”) equal to the percentage set forth on

Exhibit C of the Gross Margin (defined below) of the Products sold by Hansen to AB/Hansen Distributors during the applicable period under the terms of the applicable On-Premise Distribution Agreement/s with such AB/Hansen Distributors, but calculated only with respect to those of the Products that are sold by such AB/Hansen Distributors to On-Premise Accounts within the AB Territory in accordance with the applicable On-Premise Distribution Agreement/s. For purposes of determining this calculation, Hansen and AB shall initially utilize the reports provided by AB or the AB/Hansen Distributors in accordance with Section 8.1 above; provided, however, in the event a report is subsequently shown to be inaccurate, Hansen and AB shall utilize the actual figures, and Hansen and AB shall promptly adjust the Fee as appropriate. The Fee shall be payable monthly in arrears within thirty (30) days of the end of each calendar month.

“Gross Margin” shall mean for any applicable period the Wholesale Sales Amount (defined below) for such period less the Cost of Sales (defined below) for such period, but calculated only with respect to those of the Products that are sold by such AB/Hansen Distributors to On-Premise Accounts within the AB Territory in accordance with the applicable On-Premise Distribution Agreement/s. Exhibit D attached to this Agreement specifies for illustrative purposes only how the Gross Margin for the 8.3 ounce Monster Energy 24-pack loose was calculated for the calendar quarter ending September 30, 2006. The parties acknowledge and agree that the deductions reflected in Exhibit D are estimates only and have been calculated with reference to non-on premise categories of business. In the event of any inconsistency or conflict between what is specified in Exhibit D, on the one hand, and the terms in this Section 9.1 that specify how the Gross Margin and its various elements should be calculated, on the other, the terms of this Section 9.1 shall prevail.

“Wholesale Sales Amount” shall mean for any applicable period the gross amount invoiced by Hansen to AB/Hansen Distributors for Products sold to AB/Hansen Distributors during such period that are sold by such AB/Hansen Distributor/s to On-Premise Accounts within the AB Territory in accordance with the applicable On-Premise Distribution Agreement/s, less deductions for (a) federal and state excise tax to the extent paid for by Hansen, (b) customary discounts and sales allowances paid, accrued or credited, (c) Products returned during such period, and (d) permitted allowances, discounts, free cases or allowance programs (other than to the extent allowances, discounts, free case or allowance programs are agreed by the parties as part of the Annual Marketing Plan costs, as provided for in Section 6 above) and commissions to third parties paid or incurred by Hansen (which for sake of clarity does not include the Fees or the AB Commissions) but calculated only with respect to those of the Products that are sold by such AB/Hansen Distributors to On-Premise Accounts within the AB Territory in accordance with the applicable On-Premise Distribution Agreement/s.

“Cost of Sales” shall mean for any applicable period Hansen’s cost of sales with respect to Products sold to AB/Hansen Distributors during such period under the terms of the applicable On-Premise Distribution Agreement/s calculated on the same basis and in the same manner that cost of sales is calculated by Hansen for the purposes of Hansen’s periodic financial statements from time to time prepared in accordance with generally accepted accounting principals consistently applied, plus an amount equal to five percent (5%) of the Wholesale Sales Amount for such period as an allowance for freight and delivery costs out plus a further amount equal to ten percent (10%) of the Wholesale Sales Amount for such period as an allowance for indirect costs incurred by Hansen for, and in connection with, the production of the Products but calculated only with respect to those of the Products that are sold by such AB/Hansen Distributors to On-Premise Accounts within the AB

Territory in accordance with the applicable On-Premise Distribution Agreement/s, provided that no portion of such allowances shall be included in Cost of Sales.

9.2.         Commissions Payable by AB/Hansen Distributors. In exchange for AB’s performance of its obligations under this Agreement, each AB/Hansen Distributor will pay a commission to AB equal to the percentage set forth on Exhibit C of the aggregate prices of Products invoiced by Hansen to that AB/Hansen Distributor under the applicable On-Premise Distribution Agreement/s (the “AB Commission/s”), but calculated only with respect to those of the Products that are sold by such AB/Hansen Distributors to On-Premise Accounts within the Territory. Hansen will collect the AB Commission/s from the AB/Hansen Distributors on behalf of AB as provided in this Section. Except as set forth in Section 9.3 below, Hansen agrees that it has no rights whatsoever in the AB Commission/s and may not (a) include any AB Commission/s in its revenues or list of assets, (b) pledge, grant, or allow any lien or security interest whatsoever in any of the AB Commission/s, (c) retain any such AB Commission/s as full or partial payment of any amount(s) allegedly owed to Hansen by AB under this Agreement or by a AB/Hansen Distributor, or (d) take any action whatsoever inconsistent with AB’s ownership of the AB Commission/s. All of Hansen’s invoices to AB/Hansen Distributors will include the AB Commission/s, which will be payable in accordance with the terms of the Hansen invoice. Hansen will receive the AB Commission/s paid in accordance with such Hansen invoice and subject to Section 9.3 below, remit the percentage set forth in Exhibit C of the AB Commission/s payments to AB monthly, within fifteen (15) days of the end of each calendar month. Hansen is in no way guaranteeing payment of the AB Commission/s. Hansen will advise AB of any failure by an AB/Hansen Distributor to pay on a timely basis any AB Commission/s for which it is liable within a reasonable time following such default, and cooperate with AB’s reasonable requests for assistance to collect AB’s share of any defaulted AB Commission/s payments at no cost to Hansen. At AB’s request, Hansen will assign all its rights to collect the defaulted AB Commission/s to AB. Hansen shall have no obligations beyond those set forth in this Section to assist in the collection of the AB Commission/s.

9.3.         Application of AB Commission/s to Marketing Expenses. Hansen will be entitled to retain the percentage set forth on Exhibit C of all AB Commission/s as a contribution towards its share of the approved Annual Marketing Plan costs it is required to pay to AB in accordance with the provisions of Section 6.2 above.

9.4          On-Premise and Off-Premise Sales of Products at One Location. In the event a customer or account is licensed to sell alcohol beverages for on-premise consumption, and/or otherwise sells Products for both on-premise and off-premise consumption at one location, this Agreement will only apply to, and the Fee and the AB Commission will only be computed with respect to, the sales of Products for on-premise consumption by the On-Premise Account. With respect to such customers or accounts, AB shall have the burden of providing or causing the AB/Hansen Distributor/s to provide reliable and commercially reasonable evidence sufficient to enable AB and Hansen to determine the actual amount of on-premise sales of Products by the On-Premise Account at each such location. If AB or the AB/Hansen Distributor/s provides such evidence, AB and Hansen shall cooperate in good faith to establish an allocation of the sales of Products by such customers or accounts based on such evidence. If AB and Hansen are unable to reach an agreement with respect to such allocation, the matter shall be resolved pursuant to the dispute resolution procedures set forth in Section 24, providing that AB shall, at all times, bear the burden of proof by a preponderance of the evidence, based on reliable and commercially reasonable evidence, of on-premise sales of Products by such On-Premise Account. Notwithstanding the foregoing, because the applicable laws and regulations of the State of Pennsylvania permit bars and taverns in Pennsylvania to sell cold alcohol beverages for off-premise consumption, AB and Hansen agree that all sales of Products by such bars and taverns in Pennsylvania (that fall within the definition of On-Premise Accounts) will be considered On-Premise Account sales whether or not such Products are actually consumed on-premise.

10.	Confidentiality.

10.1.       Definition. As used herein, “Confidential Information” means any information, observation, data, written material, records, documents, computer programs, software, firmware, inventions, discoveries, improvements, developments, designs, promotional ideas, customer lists, suppliers lists, financial statements, practices, processes, formulae, methods, techniques, trade secrets, products and/or research, in each such case, of or related to a party’s products, organization, business and/or finances; provided, however, Confidential Information shall not include any information which (a) is in the public domain except through any intentional or negligent act or omission of the non-disclosing party (or any agent, employee, shareholder, director, officer, or independent contractor of or retained by such other party or any of its Affiliates (defined in Section 16.1.1 below)), (b) can be shown by clear and convincing tangible evidence to have been in the possession of the non-disclosing party prior to disclosure by the disclosing party, (c) is legally and properly provided to the non-disclosing party without restriction by an independent third party that is under no obligation of confidentiality to the disclosing party and that did not obtain such information in any illegal or improper manner or otherwise in violation of any agreement with the disclosing party, (d) is disclosed without any restrictions of any kind by the disclosing party to third parties on a regular basis without any measures being taken, whether explicitly or implicitly, by the disclosing party to protect the confidentiality of such information, or (e) is independently generated by any employee or independent contractor of or retained by the non-disclosing party, and such employee or independent contractor has no knowledge of any of the Confidential Information.

10.2.       Non-Disclosure Obligations. It is contemplated that in the course of the performance of this Agreement each party may, from time to time, disclose its Confidential Information to the other. Each party agrees that any such Confidential Information (a) will be used solely as provided by the terms and conditions of this Agreement, and (b) is intended solely for the information and assistance of the other party in the performance of such party’s obligations or exercise of such party’s rights under this Agreement and is not to be otherwise disclosed. Each party will use its best efforts to protect the confidentiality of the other party’s Confidential Information, which efforts shall be at least as extensive as the measures such party uses to protect its own most valued Confidential Information.

10.3.       Injunctive Relief. Each party acknowledges that the other party will suffer irreparable harm if such party breaches any of the provisions regarding confidentiality set forth in this Section 10 and that monetary damages will be inadequate to compensate the other party for such breach. Therefore, if a party (or any agent, employee, shareholder, director, officer, or independent contractor of or retained by such other party or any of its Affiliates) breaches any of such provisions, then the other party shall be entitled to injunctive relief without bond (in addition to any other remedies at law or equity) to enforce such provisions.

11.	Hansen’s Rights/Amendment/First Offer.

11.1.       Hansen’s Rights Regarding On-Premise Distribution Agreement/s. Nothing in this Agreement should be construed as (a) granting AB Distributors exclusive distribution rights for the Products, or (b) except as provided in this Agreement, otherwise prohibiting Hansen from entering or maintaining relationships with other distributors.

11.2.	Amendment of On-Premise Distribution Agreement/s.

11.2.1.       Section 6.b. and Exhibit E of the On-Premise Distribution Agreement/s sets forth, without limitation, the terms under which the AB/Hansen Distributor pays the AB Commission to Hansen (the “AB Commission Terms”). Hansen covenants and agrees not to amend, modify, or delete any of the AB Commission Terms in any of the On-Premise Distribution Agreement/s, without AB’s prior written consent.

11.2.2.       Hansen covenants and agrees not to amend or modify the terms of Section 21 (Competing Products) of any On-Premise Distribution Agreement/s with an AB/Hansen Distributor (the “Competing Products Terms”), without AB’s prior written consent.

11.2.3.       Hansen is entitled, without AB’s consent, to amend, modify, or delete any provision of any On-Premise Distribution Agreement/s (other than the AB Commission Terms and the Competing Products Terms), provided, however, that any AB/Hansen Distributor terminated by Hansen for cause shall be treated as a termination without cause for purposes of this Agreement if Hansen would not have been entitled to terminate such AB/Hansen Distributor for cause had the terms of the On-Premise Distribution Agreement/s originally entered into between Hansen and such AB/Hansen Distributor instead been in effect.

11.3.       Right of First Offer for New Territories. If Hansen desires during the term of this Agreement to enter into a distribution agreement with any Person for distribution of any of the Products to On-Premise Accounts in a territory in the U.S. and such territory is not already serviced by an AB/Hansen Distributor under a On-Premise Distribution Agreement/s (in each case a “New Territory”), Hansen shall notify AB in writing thereof (a “New Territory Notice”). AB shall, within ten (10) days of its receipt of a New Territory Notice, identify to Hansen the specific AB Distributor/s (the “Proposed New Distributors”) to be appointed to distribute the Products to On-Premise Accounts only in the respective New Territory/ies identified in the New Territory Notice. Within fourteen (14) days after the date AB identifies the Proposed New Distributor/s, Hansen may notify AB in writing that Hansen has rejected the Proposed New Distributor/s for one of the reasons set forth in Section 2.4. Hansen shall not be obligated to give a New Territory Notice for any territory for which an AB Distributor/s has been rejected or has declined to enter into a Distribution Agreement. If Hansen does not reject the Proposed New Distributor/s within such fourteen (14) day period, AB shall promptly thereafter deliver to the Proposed New Distributors an On-Premise Distribution Agreement/s, in substantially the form of Exhibit A, subject to modification as agreed upon by Hansen and AB. AB will deliver the respective On-Premise Distribution Agreement/s to each Proposed New Distributor and use its best efforts to recommend to, encourage, facilitate and assist each Proposed New Distributor to enter into the On-Premise Distribution Agreement/s with Hansen; provided, that such efforts shall not obligate AB to expend funds or extend other economic incentives to any Proposed New Distributor to convince them to enter into On-Premise Distribution Agreement/s with Hansen. AB will promptly return to Hansen copies of the On-Premise Distribution Agreement/s executed by the Proposed New Distributors who have agreed to enter into On-Premise Distribution Agreement/s with Hansen. Within ten (10)

days of receipt of any On-Premise Distribution Agreement/s executed by a Proposed New Distributor, Hansen will deliver the On-Premise Distribution Agreement/s executed by Hansen to such Proposed New Distributor with a copy to AB. If Hansen rejects a Proposed New Distributor, or if a Proposed New Distributor declines to enter into an On-Premise Distribution Agreement/s with Hansen, AB shall have the right, subject to Hansen’s prior written approval, which Hansen may withhold in its sole discretion, to appoint a Substitute Distributor to distribute the Products to On-Premise Accounts only in the New Territory originally designated for such Proposed New Distributor. If AB does not appoint a Substitute Distributor within fourteen (14) days of Hansen’s rejection of a Proposed New Distributor, or if Hansen does not approve the Substitute Distributor, Hansen shall have the right to appoint any Person (other than the Substitute Distributor rejected by Hansen) as its distributor of Products to On-Premise Accounts in the New Territory originally designated for such Proposed New Distributor.

11.4.       Existing Other Products. Hansen shall promptly notify AB in writing (an “EOP Option Notice”) if, during the term of this Agreement, Hansen elects, in its discretion, to distribute any other non-alcoholic energy drink brands which Hansen manufactures in ready to drink form that are substantially similar to or competitive with the Products as of the date of this Agreement (other than Joker, Ace, Blue Sky or Hansen’s ), including, without limitation, Unbound, Lost and Rumba (the “Existing Other Products”) to On-Premise Accounts in the AB Territory. AB shall have an option, for a period of thirty (30) days from receipt of the EOP Option Notice, to elect to add the Existing Other Products listed in the EOP Option Notice (the “Subject EOP”) to Exhibit B of this Agreement. If AB fails or refuses to exercise such option by delivering written notice thereof to Hansen prior to the expiration of such thirty (30) day option period, then (i) AB’s option with respect to the Subject EOP shall be deemed to have lapsed and shall be of no further force or effect only with respect to the Subject EOP, and (ii) Hansen may thereafter enter into one or more agreements with any other Person/s with respect to the distribution of the Subject EOP. Notwithstanding the foregoing, Hansen and AB agree that neither of Hansen’s existing energy drink products which are marketed and sold by or under the brand names “Joker”, “Ace”, “Blue Sky” or “Hansen’s” shall be deemed to be Existing Other Products for purposes of this Section 11.4.

11.5        Future Other Products. If, during the term of this Agreement, Hansen elects, in its discretion, to distribute any non-alcoholic energy drinks in ready to drink form that are developed or acquired by Hansen after the date of this Agreement and are substantially similar to and competitive with the Products (the “Future Other Products”), to On-Premise Accounts in the AB Territory, Hansen may, in its discretion, either:

11.5.1.  Provide to AB, by written notice thereof (a “FOP Option Notice”), an option to add one or more of the Future Other Products to Exhibit B of this Agreement. AB shall have a period of thirty (30) days from receipt of the FOP Option Notice, to elect to add the Future Other Products listed in the FOP Option Notice (the “Subject FOP”) to Exhibit B of this Agreement. If AB fails or refuses to exercise such option by delivering written notice thereof to Hansen prior to the expiration of such thirty (30) day option period, then (i) AB’s option with respect to the Subject FOP shall be deemed to have lapsed and shall be of no further force or effect only with respect to the Subject FOP, and (ii) Hansen may thereafter enter into one or more agreements with any other Person/s with respect to the distribution of the Subject FOP; or

11.5.2.  Provide written notice to AB that Hansen has elected not to provide an option to AB pursuant to Section 11.5.1 with respect to the applicable FOP, in which case (i)

Hansen may enter into one or more agreements with any other Person/s with respect to the distribution of any applicable FOP and any other future products, providing such agreement does not become effective until not less than ninety (90) days after the date of Hansen’s notice to AB, and (ii) upon the 90th day after the date of Hansen’s notice to AB, the provisions of this Section 11.5 and Section 12.1(b) below shall automatically terminate and shall thereafter be of no further force or effect.

Notwithstanding the foregoing, Hansen and AB agree that Future Other Products shall not include any other non-alcoholic energy drinks in ready to drink form that are developed or acquired by Hansen after the date of this Agreement and that are not designed or marketed to significantly compete with the Products in On-Premise Accounts.

12.	Competitive Product/s.
12.1.	AB.

(a)         The following definitions apply solely to this Section 12.1 and Section 17.2 below.

(i)          Except as otherwise provided in the next sentence, a “Competitive Agreement” means any agreement, understanding or relationship similar in nature, purpose or effect to this Agreement for the marketing or distribution of any Competitive Product/s to On-Premise Accounts in any portion of the Competitive Territory. A Competitive Agreement does not include (1) any distribution agreement between AB and an AB Affiliate under which AB acts as master distributor to On-Premise Accounts of products owned by such AB Affiliate (a “Master Distributor Agreement”), or (2) any agreement pursuant to which AB authorizes, permits, or obligates an AB Distributor or other distributor to distribute to On-Premise Accounts, Competitive Product/s that (A) were internally developed by AB or an Existing Affiliate, at any time, (B) were acquired by AB or an AB Affiliate after the Effective Date, or (C) AB has the right to distribute pursuant to a Master Distributor Agreement.

(ii)         “Competitive Product/s” means any shelf stable, non-alcoholic, energy drink, in ready to drink form generally sold or merchandized in On-Premise Accounts.

(iii)        “Competitive Territory” shall mean the territory collectively covered by all On-Premise Distribution Agreement/s with AB/Hansen Distributors that are in effect on the date any particular event specified in Section 12.1(b), Section 12.1(c), or Section 17.2 occurs; provided, however, that the Competitive Territory shall not include (a) any territory covered by a On-Premise Distribution Agreement/s in which Hansen has distributed to On-Premise Accounts through means other than an AB/Hansen Distributor more than one-third (1/3) of the cases of Products sold to On-Premise Accounts in such territory during the shorter of (I) the 12-month period immediately preceding the date of any such event, or (II) the period commencing on the Effective Date and ending on the date of any such event, or (b) any territory in which AB is a party to a Competitive Agreement that is in effect on the date Hansen and one or more AB/Hansen Distributors enter into a On-Premise Distribution Agreement/s for Products with respect to On-Premise Accounts in all or some of that territory.

(iv)         “Existing Affiliate” means any Person that is an Affiliate of AB on the Effective Date.

(b)         AB agrees not to enter into a Competitive Agreement with any Person; provided, however, that such restriction does not apply to any Competitive Agreement under which each Competitive Product covered by such Competitive Agreement was internally developed before or after the Effective Date by AB or an Existing Affiliate.

(c)         Except for any Competitive Agreement not prohibited by the terms of Section 12.1(b), AB will not (a) encourage or request that any AB Affiliate enter into a Competitive Agreement with another Person, (b) consent to any AB Affiliate entering into a Competitive Agreement with another Person so long as AB has the contractual right to withhold its consent, or (c) facilitate or assist in the negotiation or formation of any Competitive Agreement between an AB Affiliate and another Person.

12.2.	Hansen.
(a)	The following definitions apply solely to this Section 12.2.

(i)          “Competitive Agreement” means any agreement, understanding or relationship similar in nature, purpose or effect to this Agreement for the distribution of the Products to On-Premise Accounts in any portion of the Competitive Territory.

(ii)         “Competitive Territory” shall mean the territory collectively covered by the On-Premise Distribution Agreement/s with AB/Hansen Distributors that are in effect on the date the particular event specified in Section 12.2(b) occurs; provided, however, that the Competitive Territory shall not include (a) any territory covered by a On-Premise Distribution Agreement/s in which Hansen has distributed to On-Premise Accounts through means other than an AB/Hansen Distributor more than one-third (1/3) of the cases of Products sold in such territory during the shorter of (I) the 12-month period immediately preceding the date of any such event, or (II) the period commencing on the Effective Date and ending on date of any such event, or (b) any territory in which Hansen is a party to a Competitive Agreement that is in effect on the date Hansen and one or more AB/Hansen Distributors enter into a On-Premise Distribution Agreement/s relating to On-Premise Accounts in all or some of that territory.

(b)         Hansen agrees not to enter into a Competitive Agreement with any Person.

13.          Termination of On-Premise Distribution Agreement/s. In the event of any breach or default by an AB/Hansen Distributor under its On-Premise Distribution Agreement/s with Hansen or any other occurrence that would give rise to Hansen’s right to terminate such On-Premise Distribution Agreement/s, Hansen will give AB written notice of such breach, default or occurrence at the same time as Hansen delivers notice of such breach, default or occurrence to such AB/Hansen Distributor, and AB shall have the same opportunity to cure such breach, default, or occurrence as is provided to the AB/Hansen Distributor under the On-Premise Distribution Agreement/s, if any. If the AB/Hansen Distributor and AB fail to cure the breach, default, or occurrence within the applicable cure period, if any, Hansen may terminate such On-Premise Distribution Agreement/s pursuant to its terms and seek any remedies available under the On-

Premise Distribution Agreement/s or applicable law, in its sole and absolute discretion. AB will not, and will not directly or indirectly participate in or assist any Distributor to, challenge any right or remedy Hansen invokes under any On-Premise Distribution Agreement/s, except to the extent that such challenge may relate to a breach by Hansen of its obligations under this Agreement or is reasonably necessary for AB to prevent a material impairment of its rights under this Agreement. Hansen agrees that (a) AB is not obligated, directly or indirectly, in any way under any of the On-Premise Distribution Agreement/s, (b) AB has not expressly or implicitly agreed to guarantee the performance of any AB/Hansen Distributor under its respective On-Premise Distribution Agreement/s with Hansen, and (c) Hansen will not take any action against AB to enforce an AB/Hansen Distributor’s obligation/s under its On-Premise Distribution Agreement/s with Hansen. Hansen agrees that without the prior written consent of AB, Hansen will not enter into a new agreement or arrangement to distribute any of the Products with an AB/Hansen Distributor who was terminated by Hansen without cause for a period of two (2) years from the effective date of such termination.

14.          Term. Unless terminated by either party pursuant to the terms of this Agreement, the initial term of this Agreement shall commence on the Effective Date and shall end on May 8, 2026. After the Initial Term, this Agreement shall, subject to being terminated by either party pursuant to the terms of this Agreement, continue and remain in effect for as long as any AB/Hansen Distributor continues to distribute some or all of the Products pursuant to the terms of a On-Premise Distribution Agreement/s.

15.          Termination By Either Party. Without prejudice to its other rights and remedies under this Agreement and those rights and remedies otherwise available in equity or at law, either party may terminate this Agreement on the occurrence of one or more of the following:

15.1.       Material Breach. The other party’s breach of a material provision of this Agreement and failure to cure such breach within thirty (30) days after receiving written notice describing such material breach in reasonable detail from the non-breaching party; provided, however, if such breach is of a nature that it cannot reasonably be cured within thirty (30) days, then the breaching party shall have an additional sixty (60) day period to cure such breach, providing it immediately commences, in good faith, its best efforts to cure such breach.

15.2.       Insolvency. The other party: (a) makes any general arrangement or assignment for the benefit of creditors; (b) becomes bankrupt, insolvent or a “debtor” as defined in 11 U.S.C. Section 101 or any successor statute (unless such petition is dismissed within sixty (60) days after its original filing); (c) has appointed a trustee or receiver to take possession of substantially all of such party’s assets or interest in this Agreement (unless possession is restored to such party within sixty (60) days after such taking); or (d) has substantially all of such party’s assets or interest in this Agreement (unless such attachment, execution or judicial seizure is discharged within sixty (60) days after such attachment, execution or judicial seizure) attached, executed, or judicially seized.

15.3.	Agreement. Mutual written agreement of the parties.
16.	Termination on Change of Control.

16.1.       Definitions. The following definitions apply to this Section 16 and wherever else they are used in this Agreement:

16.1.1. “Affiliate” of any specified Person means any other Person directly or indirectly Controlling or Controlled by, or under common Control with, such specified Person; provided, however, that it is agreed that AB does not Control Grupo Modelo SA de CV (“Modelo”) or Modelo’s Affiliates.

16.1.2. A “Change of Control” shall have occurred with respect to a corporation for purposes of this Agreement upon completion or consummation of any of the following by or with respect to such corporation:

(a)          the shareholders or Board of Directors of such corporation approve a definitive agreement to:

(i)           merge or consolidate with any other Person or in which all the Voting Interests of such corporation outstanding immediately prior thereto represent (either by remaining outstanding or being converted into Voting Interests of the surviving corporation) less than 50% of the Voting Interests of such corporation or the surviving entity immediately after such merger or consolidation; or

(ii)          the sale or disposition by such corporation (in one transaction or a series of transactions) of all or substantially all of such corporation’s assets;

(b)         a plan of liquidation or dissolution of such corporation is submitted to and approved by the shareholders of such corporation;

(c)           the sale or disposition by such corporation (in one transaction or a series of transactions) of, (i) in the case of AB or its Parent, their alcohol malt beverage business, or (ii) in the case of Hansen or its Parent, their energy drink business;

(d)         any Person or group of Persons, other than (i) the Parent of such corporation as of the date of this Agreement, or (ii) a trustee or other fiduciary holding securities under an employee benefit plan of such corporation, becomes the beneficial owner directly or indirectly (within the meaning of Rule 13d-3 under the Act) of more than 50% of the Voting Interests of such corporation, as a result of a tender offer or exchange offer, open market purchases, privately negotiated purchases or otherwise;

(e)          in any share exchange, extraordinary dividend, acquisition, disposition or recapitalization (or series of related transactions of such nature) (other than a merger or consolidation), the holders of Voting Interests of such corporation immediately prior thereto continue to own directly or indirectly (within the meaning of Rule 13d-3 under the Act) less than 50% of the Voting Interests of such corporation (or successor entity) immediately thereafter; or

(f)           any group of Persons acting in concert in Control of such corporation changes such that a different Person or group of Persons acting in concert Control such corporation.

In addition, a Change of Control of Hansen or Hansen’s Parent shall be deemed to have occurred if any Global Brewer, together with its Affiliates, becomes the beneficial owner directly or indirectly (within the meaning of Rule 13d-3 under the Act) of more than 20% of the Voting Interests of Hansen or Hansen’s Parent.

16.1.3. “Control” (including the correlative terms “Controlled by” and “Controlling”) when used with respect to any specified Person, means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of Voting Interests, by contract or otherwise. Without limitation (a) any Person that, directly or indirectly, owns or controls, or has the right to own or control (through the exercise of any outstanding option, warrant or right, through the conversion of a security or otherwise, whether or not then exercisable or convertible) 25% or more of the outstanding Voting Interests of another Person or an aggregate of 25% or more of the outstanding Voting Interests of a Person, its direct or indirect Parents or the direct or indirect Subsidiaries of such Person shall be deemed to control such Person for purposes of this term; and (b) any Person, that through any combination of interests, holdings or arrangements, has, or upon the exercise of any outstanding option, warrant or right, through the conversion of a security or otherwise, whether or not then exercisable or convertible, would have, the ability to elect 25% or more of the members of the governing board of any other Person shall be deemed to control such Person for purposes of this term.

16.1.4. “Global Brewer” means any Person that, together with its Affiliates, has produced and sold alcohol malt beverage products exceeding 15,000,000 Barrels in the calendar year immediately preceding the date on which the provision of this Agreement using this term is to be applied. A “Barrel” shall be equal to 31 U.S. gallons.

16.1.5. “Governmental Entity” means any (a) nation, state, county, city, town, village, district, or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign, or other government; (c) governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, official, or entity and any court or other tribunal); or (d) body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature.

16.1.6. “Parent” means (i) with respect to any corporation, limited liability company, association or similar organization or entity, any Person (whether directly, through one or more of its direct or indirect Subsidiaries) owning more than 50% of the issued and outstanding Voting Interests of such corporation, limited liability company, association or similar organization or entity and (ii) with respect to any partnership, any Person (whether directly or through one of its direct or indirect Affiliates) owning more than 50% of the issued and outstanding general and/or limited partnership interests.

16.1.7. “Person/s” means any individual, sole proprietorship, partnership, joint venture, trust, unincorporated organization, corporation, or other entity or any Governmental Entity.

16.1.8. “Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association or other organization or entity of which more than 50% of the issued and outstanding Voting Interests or, in the case of a partnership, more than 50% of the general partnership interests, is at the time owned by such Person (whether directly, through one or more of such Person’s direct or indirect Subsidiaries). For the avoidance of doubt, neither Modelo nor any of its Subsidiaries is a Subsidiary of AB.

16.1.9. “Voting Interest” means equity interests in any entity of any class or classes (however designated) having ordinary voting power for the election of members of the governing body of such entity.

16.2.     Notice of Change of Control. As soon as is reasonably practical after the occurrence of a Change of Control of a party to this Agreement or its Parent, but in no event later than sixty (60) days thereafter, the party subject to the Change of Control or whose Parent is subject to a Change of Control (the “Subject Party”) shall deliver written notice to the other party (the “Other Party”) that (a) states that a Change of Control has occurred with respect to itself or its Parent; (b) states the date that the Change of Control was consummated, if known; and (c) identifies the Person/s who acquired Control (the “Change of Control Notice”).

16.3.     Termination on Change of Control. Within sixty (60) days of the Other Party’s receipt of a Change of Control Notice, (a) the Other Party may terminate this Agreement upon written notice to the Subject Party, without paying, or incurring any liability or obligation to pay, any termination fee, penalty, damages, or other compensation or (b) the Subject Party may terminate this Agreement upon written notice to the Other Party.

17.	Termination by Hansen.

17.1.     Hansen may terminate this Agreement within sixty (60) days after written notice to AB, without paying or incurring any liability or obligation to pay any termination fee, penalty, damages, or other compensation, if less than fifty percent (50%) of the AB Distributors offered by Hansen pursuant to the terms of Section 2 and not rejected by Hansen pursuant to the terms of Section 2.6 have signed and delivered an On-Premise Distribution Agreement/s to Hansen within fourteen (14) months after the Effective Date.

17.2.

17.2.1. Subject to the terms of Section 17.2.2 below, upon written notice to AB, Hansen may terminate this Agreement within sixty (60) days after Hansen has actual knowledge of either of the following occurrences: (a) AB distributes anywhere in the Competitive Territory, through one or more AB Distributors, a Competitive Product that was acquired by AB or an AB Affiliate from another Person after the Effective Date, or (b) AB distributes anywhere in the Competitive Territory, through one or more AB Distributors, a Competitive Product of an AB Affiliate. Hansen’s right to terminate this Agreement under this Section 17.2 shall be independent of and in addition to any other rights or remedies of Hansen under this Agreement, including, without limitation, Sections 12.1 and 15.1 above, and the construction and interpretation of Section 12.1 shall not restrict, limit or otherwise affect the construction and interpretation of this Section 17.2.

17.2.2. Hansen shall not be entitled to terminate this Agreement pursuant to the terms of this Section 17.2 if the Competitive Product being distributed by AB, through one or more AB Distributors, was internally developed before or after the Effective Date by AB or an Existing Affiliate.

17.3.

17.3.1.  Without limiting any of its other rights under this Section 17, Hansen shall have the right at any time after the Effective Date and prior to or on the third anniversary of the Effective Date, upon written notice to AB, to terminate this Agreement without cause or for no reason; provided, however, that such termination is expressly conditioned on Hansen concurrently:

(i) terminating, without cause, the Amended and Restated Monster Beverages Off-Premise Distribution Coordination Agreement effective as of May 8, 2006 (as amended from time to time, the “Monster Beverages Coordination Agreement”); and

(ii) sending written notice of termination without cause to, except as provided in the next sentence, each of the then existing AB/Hansen Distributors pursuant to the terms of the applicable On-Premise Distribution Agreement/s and the Distribution Agreement/s (as defined in, and attached as Exhibit A, to the Monster Beverages Distribution Coordination Agreement) between Hansen and each of those existing AB/Hansen Distributors. In order to satisfy the foregoing condition, Hansen does not have to send written notices of termination without cause to any AB/Hansen Distributors who at that time are in the process of being terminated by Hansen for cause pursuant to the terms of their applicable On-Premise Distribution Agreement/s and/or the Distribution Agreement/s (as defined in, and attached as Exhibit A, to the Monster Beverages Distribution Coordination Agreement) with Hansen.

17.3.2.  Without limiting any of its other rights under this Section 17, Hansen shall have the right at any time after the third anniversary of the Effective Date, upon written notice to AB, to terminate this Agreement without cause or for no reason. Promptly after delivery of such termination notice, Hansen shall either:

(a) Give written notice of termination without cause to, except as provided in the next sentence, each of the then existing AB/Hansen Distributors pursuant to the terms of the applicable On-Premise Distribution Agreement/s between Hansen and each of those existing AB/Hansen Distributors. Notwithstanding the preceding sentence, Hansen does not have to send written notices of termination without cause to any AB/Hansen Distributors who at that time are in the process of being terminated by Hansen for cause pursuant to the terms of their applicable On-Premise Distribution Agreement/s with Hansen; or

(b) To the extent Hansen does not give written notice of termination without cause to all then existing AB/Hansen Distributor/s of the applicable On-Premise Distribution Agreement/s (other than those who at the time are in the process of being terminated for cause) then the Monster Beverages Coordination Agreement (if then subsisting between Hansen and AB) shall be deemed to include all sales of Products by AB Distributors to On-Premise Accounts in the AB Territory under the respective On-Premise Distribution Agreement/s that remain in effect, for the purpose only of computing Net Sales (as defined in Section 6.1 of the Monster Beverages Coordination Agreement) for the limited purpose of computing the Commission defined in, and payable under, Section 6.1 of the Monster Beverages Coordination Agreement. By way of example, such amendment will result in sales of Products by Hansen to the AB/Hansen Distributors that are sold by such AB/Hansen Distributors to On-Premise Accounts being subject to the Commission and the AB Commission specified in the Monster Beverages Coordination Agreement. Hansen shall notify each of then-existing AB/Hansen Distributors, in writing, promptly after such termination, and Hansen shall use its best efforts to amend each of the applicable On-Premise Distribution Agreement/s to define the term “Coordination Agreement” in the On-Premise Distribution Agreement/s as meaning the Monster Beverages Coordination Agreement; provided, that such efforts shall not obligate Hansen to expend funds or extend other economic incentives to any AB/Hansen Distributor to convince them to so amend its On-Premise Distribution Agreement/s.

18.          Termination by AB. AB shall have the right, at any time, upon written notice to Hansen, to terminate this Agreement without cause or for no reason.

19.          Automatic Termination. If neither party has previously chosen to terminate this Agreement pursuant to its terms and all On-Premise Distribution Agreement/s with the AB/Hansen Distributors have been terminated for any reason and/or expired pursuant to their terms, either party may terminate this Agreement by notifying the other party, in writing, of such termination effective no earlier than ten (10) business days after the date of such notice.

20.          Obligations on Termination. The expiration or termination of this Agreement will not terminate any On-Premise Distribution Agreement/s that is effective at the time of such expiration or termination. During the period between a notice of termination and the effective date of termination, each party shall continue to perform its obligations under this Agreement. Sections 10, 11.1, 21.1, 22, 23, 24, 25, 26 and 27 of this Agreement shall survive the expiration or termination of this Agreement.

21.	Termination Fees.

21.1.       “Aggregate Termination Fee” means the aggregate of the Fees and the percentage set forth on Exhibit C with respect to Section 9.3 of the AB Commissions due to AB for the 12-month period ending on the last day of the last calendar month preceding the effective date of termination of this Agreement, for Products sold by Hansen under the On-Premise Distribution Agreement/s to AB/Hansen Distributors who are AB/Hansen Distributors as of the effective date of such termination but calculated only with respect to those of the Products that are sold by such AB/Hansen Distributors to On-Premise Accounts within the AB Territory. Each termination fee specified in this Section 21 will be due and payable no later than thirty (30) days after the effective date of the applicable termination and such obligation shall survive the termination or expiration of this Agreement.

21.2.     If Hansen terminates this Agreement pursuant to the terms of Section 15.1 above, AB shall, without prejudice to Hansen’s rights and remedies available under this Agreement, equity and/or applicable law, pay Hansen an amount equal to the Aggregate Termination Fee multiplied by two.

21.3.     If AB terminates this Agreement pursuant to the terms of Section 15.1 above, Hansen shall, without prejudice to AB’s rights and remedies available under this Agreement, equity and/or applicable law, pay AB an amount equal to the Aggregate Termination Fee multiplied by two.

21.4.     If Hansen terminates this Agreement pursuant to the terms of Section 17.2 above, AB shall pay Hansen the Aggregate Termination Fee.

21.5.     If AB terminates this Agreement pursuant to terms of Section 18 above, AB shall pay Hansen the Aggregate Termination Fee multiplied by two.

21.6.     If Hansen terminates this Agreement pursuant to the terms of Section 16.3.(b) above, Hansen shall pay AB the Aggregate Termination Fee.

21.7.     If Hansen terminates this Agreement pursuant to the terms of Section 17.3.above, Hansen shall pay AB the Aggregate Termination Fee multiplied by two.

21.8.     If Hansen terminates a On-Premise Distribution Agreement/s with an AB/Hansen Distributor without cause, Hansen will pay AB a termination fee (in each case, a “DA Termination Fee”) equal to the aggregate of the Fees and the percentage of the AB Commissions set forth on Exhibit C with respect to Section 9.3 of this Agreement due AB in respect of the terminated On-Premise Distribution Agreement/s during the 12-month period ending on the last day of the last calendar month preceding termination multiplied by two.

21.9.     If AB terminates this Agreement pursuant to the terms of Section 16.3(b) above, AB shall pay Hansen the Aggregate Termination Fee.

21.10.   If Hansen only terminates a portion of the territory specified in a particular On-Premise Distribution Agreement/s between Hansen and an AB/Hansen Distributor, without cause, Hansen shall pay AB a partial termination fee (in each case, a “Partial DA Termination Fee”) equal to the DA Termination Fee that would be owed if the applicable On-Premise Distribution Agreement/s were fully terminated on the date the partial termination occurs, multiplied by a fraction, the numerator of which is the Wholesale Sales Amount for Products sold by Hansen to such AB/Hansen Distributor under such On-Premise Distribution Agreement/s in the terminated portion of the applicable territory during the twelve (12) months immediately preceding such termination, and the denominator of which is the Wholesale Sales Amount for Products sold by Hansen to such AB/Hansen Distributor under such On-Premise Distribution Agreement/s in the entire applicable territory during the twelve (12) months immediately preceding such termination but in both instances calculated only with respect to those of the Products that are sold by such AB/Hansen Distributors to On-Premise Accounts within the portion of the applicable territory being terminated and the entire territory specified in the applicable On-Premise Distribution Agreement/s, as the case may be.

22.          Limitation of Damages; Limitation of Liability. EXCEPT FOR DAMAGES RESULTING FROM INTENTIONAL TORTIOUS MISCONDUCT, NEITHER PARTY SHALL BE LIABLE TO THE OTHER PARTY FOR ANY CONSEQUENTIAL, INCIDENTAL, SPECIAL, OR EXEMPLARY DAMAGES (INCLUDING, WITHOUT LIMITATION, DAMAGES FOR LOSS OF PROFITS, LOSS OF GOODWILL, BUSINESS INTERRUPTION, LOSS OF BUSINESS OPPORTUNITY, OR ANY OTHER PECUNIARY LOSS) SUFFERED BY SUCH PARTY RELATED TO OR ARISING OUT OF THIS AGREEMENT, ANY OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, AND/OR THE USE OF OR INABILITY TO USE OR SELL THE PRODUCTS, AND/OR FROM ANY OTHER CAUSE WHATSOEVER, EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. THE PARTIES’ RESPECTIVE TOTAL LIABILITY FOR MONEY DAMAGES ARISING OUT OF OR RELATED TO THIS AGREEMENT WILL NOT EXCEED THE APPLICABLE

TERMINATION FEE PAYABLE PURSUANT TO SECTION 21 ABOVE. THESE LIMITATIONS WILL APPLY REGARDLESS OF THE LEGAL THEORY OF LIABILITY, WHETHER UNDER CONTRACT, TORT (INCLUDING NEGLIGENCE AND STRICT LIABILITY), OR ANY OTHER THEORY WHATSOEVER.

EACH AND EVERY PROVISION OF THIS AGREEMENT WHICH PROVIDES FOR A LIMITATION OF LIABILITY OR WARRANTIES, DISCLAIMER, OR EXCLUSION OF DAMAGES, IS EXPRESSLY INTENDED TO BE SEVERABLE AND INDEPENDENT FROM ANY OTHER PROVISION, SINCE THOSE PROVISIONS REPRESENT SEPARATE ELEMENTS OF RISK ALLOCATION BETWEEN THE PARTIES, AND SHALL BE SEPARATELY ENFORCED. NEITHER PARTY MAKES ANY REPRESENTATIONS OR WARRANTIES, EXPRESSED OR IMPLIED (INCLUDING THE IMPLIED WARRANTIES OF NON-INFRINGEMENT, MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE) EXCEPT THOSE SET FORTH IN THIS AGREEMENT.

23.	Books and Records; Examinations.

23.1.       For a period of at least two years following the expiration or earlier termination of this Agreement, Hansen shall maintain such books and records (collectively, “Hansen Records”) as are necessary to substantiate that no payments have been made, directly or indirectly, by or on behalf of Hansen to or for the benefit of any AB employee or agent who may reasonably be expected to influence AB’s decision to enter into this Agreement or the amount to be paid by AB pursuant hereto. (As used herein, “payments” shall include money, property, services and all other forms of consideration.) All Hansen Records shall be maintained in accordance with generally accepted accounting principles as consistently applied by Hansen. AB and/or its representative shall have the right at any time during normal business hours, upon seven (7) days written notice, to examine the Hansen Records, but not more than once per year. The provisions of this paragraph shall survive the expiration or earlier termination of this Agreement.

23.2.       For a period of at least two years following the expiration or earlier termination of this Agreement, AB shall maintain such books and records (collectively, “AB Records”) as are necessary to substantiate that no payments have been made, directly or indirectly, by or on behalf of AB to or for the benefit of any Hansen employee or agent who may reasonably be expected to influence Hansen’s decision to enter into this Agreement or the amount to be paid by Hansen pursuant hereto. (As used herein, “payments” shall include money, property, services and all other forms of consideration.) All AB Records shall be maintained in accordance with generally accepted accounting principles as consistently applied by AB. Hansen and/or its representative shall have the right at any time during normal business hours, upon seven (7) days written notice, to examine the AB Records, but not more than once per year. The provisions of this paragraph shall survive the expiration or earlier termination of this Agreement.

23.3.       Hansen shall keep complete and true books and other records containing data in sufficient detail necessary to determine the Fee, the AB Commission, the Gross Margin for each of the Products, the Cost of Sales for each of the Products, the Wholesale Sales Amount for each of the Products, any Aggregate Termination Fee, any DA Termination Fee, and any Partial DA Termination Fee, as well as all components of each of these items.

23.4.       No more than once per calendar year, AB shall have the right, at its own expense, to have the books and records kept by Hansen (and all related work papers and other information and documents) examined by a nationally recognized public accounting firm appointed by AB (in each case, an “Accounting Firm”) to (a) verify the calculations of the Fee, the AB Commission, the Gross Margin for each of the Products, the Cost of Sales for the Products, the Wholesale Sales Amount for the Products, any Aggregate Termination Fee, any DA Termination Fee, any Partial DA Termination Fee, and/or any component of any of the foregoing, and (b) and to verify the resulting payments required under this Agreement. Prior to conducting any such examination, the Accounting Firm shall have agreed to hold in confidence and not disclose to anyone, other than the parties or unless required by applicable law, all information reviewed by or disclosed to the Accounting Firm during such examination.

23.5.       AB shall keep complete and true books and other records containing data in sufficient detail necessary to determine the Annual Marketing Plan Costs incurred by AB in connection with the implementation of the Annual Marketing Plan in accordance with Section 6.2 above.

23.6.       No more than once per calendar year, Hansen shall have the right, at its own expense, to have the books and records kept by AB (and all related work papers and other information and documents) examined by an Accounting Firm (a) to verify the Annual Marketing Plan Costs incurred by AB in accordance with Section 6.2 above and (b) to verify the resulting reimbursement due AB from Hansen under this Agreement. Prior to conducting any such examination, the Accounting Firm shall have agreed to hold in confidence and not disclose to anyone, other than the parties or unless required by applicable law, all information reviewed by or disclosed to the Accounting Firm during such examination.

24.	Dispute Resolution.

24.1.       Subject to the terms of Section 6.4, any controversy, claim or dispute of whatever nature arising out of or in connection with this Agreement or the breach, termination, performance or enforceability hereof or out of the relationship created by this Agreement (a “Dispute”) shall be finally resolved by arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association (“AAA”) in effect on the date of this Agreement. The parties understand and agree that they each have the right to apply to a court of competent jurisdiction for a temporary restraining order, a preliminary injunction or other equitable relief to preserve the status quo or prevent irreparable harm. Unless otherwise agreed in writing by the parties hereto, the arbitral panel shall consist of three (3) arbitrators, each of whom shall be a retired judge from a State other than California or Missouri and shall be appointed by the AAA in accordance with Section 24.2 below. The place of arbitration shall be Dallas, Texas. Judgment upon the award may be entered, and application for judicial confirmation or enforcement of the award may be made, in any competent court having jurisdiction thereof. Other than as required or permitted by an applicable governmental entity, each party will continue to perform its obligations under this Agreement pending final resolution of any such Dispute. The parties knowingly and voluntarily waive their rights to have any Dispute tried and adjudicated by a judge or a jury.

24.2.       Immediately after the filing of the submission or the answering statement or the expiration of the time within which the answering statement is filed, the AAA shall send simultaneously to each party to the dispute an identical list of ten (10) (unless the AAA decides that a larger number is appropriate) names of retired judges from the National Roster from States other than California or Missouri. The parties shall attempt to agree on the three arbitrators from the submitted list and advise the AAA of their agreement. If the parties are unable to agree upon the three arbitrators, each party to the dispute shall have 15 days from the transmittal date in which to strike no more than three (3) names objected to, number the remaining names in order of preference, and return the list to the AAA. If a party does not return the list within the time specified, all persons named therein shall be deemed acceptable. From among the persons who have been approved on both lists, and in accordance with the designated order of mutual preference, the AAA shall invite the acceptance of the three arbitrators to serve. If the parties fail to agree on any of the persons named, or if acceptable arbitrators are unable to act, or if for any other reason the appointment cannot be made from the submitted lists, the AAA shall have the power to make the appointment from among other retired judges on the National Roster from States other than California or Missouri without the submission of additional lists.

24.3.       The arbitration shall be governed by the laws of the State of California, without regard to its conflicts-of-law rules, and by the arbitration law of the Federal Arbitration Act (Title 9, U.S. Code). The arbitrators shall base the award on the applicable law and judicial precedent that would apply, and the arbitrators shall have no authority to render an award that is inconsistent therewith. The award shall be in writing and include the findings of fact and conclusions of law upon which is it based if so requested by either party. Except as may be awarded to the prevailing party, each party shall bear the expense of its own attorneys, experts, and out of pocket costs as well as fifty percent (50%) of the expense of administration and arbitrators’ fees.

24.4.       Except as otherwise required by law, the parties and the arbitrators shall keep confidential and not disclose to third parties any information or documents obtained in connection with the arbitration process, including the resolution of the Dispute.

24.5.       Notwithstanding anything to the contrary in this Agreement, EACH PARTY WAIVES THE RIGHT IN ANY ARBITRATION OR JUDICIAL PROCEEDING TO RECEIVE CONSEQUENTIAL, PUNITIVE, OR EXEMPLARY DAMAGES. THE ARBITRATORS SHALL NOT HAVE THE POWER TO AWARD CONSEQUENTIAL, PUNITIVE, OR EXEMPLARY DAMAGES.

25.          Attorney’s Fees. In the event any litigation, arbitration, mediation, or other proceeding (“Proceeding”) is initiated by any party against any other party to enforce, interpret or otherwise obtain judicial or quasi-judicial relief in connection with this Agreement, the prevailing party in such Proceeding shall be entitled to recover from the unsuccessful party reasonable attorneys fees and costs directly related to (1) such Proceeding (whether or not such Proceeding proceeds to judgment), and (2) any post-judgment or post-award proceeding including, without limitation, one to enforce any judgment or award resulting from any such Proceeding.

26.	Hansen Marks.

26.1.       Hansen hereby grants to AB, upon the terms and conditions set forth in this Agreement, the non-exclusive, non-transferable right during the term of this Agreement to use the Hansen Marks (as defined below) solely in connection with marketing, promotion, merchandising and sales of Products to On-Premise Accounts only throughout the AB Territory, in accordance with this Agreement. “Hansen Marks” means the trademarks, trade names, brand names, and logos

(whether or not registered), copyright material and other intellectual property owned by Hansen and used by it on the Products and/or in connection with the production, labeling, packaging, marketing, sale, advertising, and promotion of the Products. AB acknowledges and agrees that all Hansen Marks shall be and remain the exclusive property of Hansen. No right, title or interest of any kind in or to the Hansen Marks is transferred by this Agreement to AB, except a non-exclusive license to use the Hansen Marks, subject to the terms and conditions of this Agreement. AB agrees that it will not attempt to register the Hansen Marks, or any marks confusingly similar thereto, in any form or language anywhere in the world. AB further agrees that during the term of this Agreement it will not contest the validity of the Hansen Marks or the ownership thereof by Hansen, or take any action that would in any way impair or tend to impair any portion of the rights of Hansen in and to the Hansen Marks. AB’s use of the Hansen Marks will inure for the benefit of Hansen.

26.2.	Infringement of Hansen’s Marks.

26.2.1.  If during the term of this Agreement a third party institutes against Hansen or AB any claim or proceeding that alleges that the use of any Hansen Mark in connection with the marketing, promotion, merchandising and/or sales of the Products under this Agreement infringes the intellectual property rights held by such third party (in each case, an “Infringement Claim”), then Hansen shall subject to the terms of Section 26.2.2 below, in its sole discretion, and at its sole expense, contest, settle, and/or assume direction and control of the defense or settlement of, such action, including all necessary appeals thereunder. AB shall use all reasonable efforts to assist and cooperate with Hansen in such action, subject to Hansen reimbursing AB for any reasonable out-of-pocket expenses incurred by AB in connection with such assistance and cooperation. If, as a result of any such action, a judgment is entered by a court of competent jurisdiction, or settlement is entered by Hansen, such that any Hansen Mark cannot be used in connection with the marketing, promotion, merchandising and/or sales of the Products under this Agreement without infringing upon the intellectual property rights of such third party, then Hansen and AB promptly shall cease using such affected Hansen Mark in connection with the marketing, promotion, merchandising and/or sale of the Products under this Agreement. Neither party shall incur any liability or obligation to the other party arising from any such cessation of the use of the affected Hansen Mark.

26.2.2. Hansen agrees to indemnify, protect and defend AB, AB’s Parent, and AB’s Affiliates, and its and their respective directors, officers, employees and agents (the “AB Indemnified Parties”) from and against any and all injuries, claims, liabilities, losses, expenses, damages, actions, and judgments of whatsoever type or nature, including, without limitation, reasonable third party attorneys' fees and expenses, court costs, and other third party legal expenses (“Liabilities”) incurred by any AB Indemnified Party solely in connection with any Infringement Claim; provided that Hansen’s indemnification obligations under this Section 26.2.2 shall not apply to any Liabilities incurred by any AB Indemnified Party as a result of such AB Indemnified Party’s use of any Hansen Marks not approved or authorized by Hansen.

26.3.       Termination. Upon expiration or termination of this Agreement, AB shall cease and desist from any use of the Hansen Marks and any names, marks, logos or symbols confusingly similar thereto.

27.	Miscellaneous Provisions.

27.1.       No Employment Relationship. Notwithstanding any language in this Agreement to the contrary, the parties intend that their relationship will be only as set forth in this Agreement. Neither party nor any employee, agent, officer, or independent contractor of or retained by either party shall be considered an agent or employee of the other party for any purpose or entitled to any of the benefits that the other party provides for any of the other party’s employees. Furthermore, each party acknowledges that it shall be responsible for all federal, state and local taxes for it and its employees and reports relative to fees under this Agreement and each party will indemnify and hold the other party harmless from any failure to file necessary reports or pay such taxes.

27.2.       Integration. This Agreement constitutes the entire agreement between the parties with respect to the subject matter of this Agreement and is intended by the parties to be a final expression of their understanding and a complete and exclusive statement of the terms and conditions of the agreement. This Agreement supersedes any and all agreements, either oral or in writing, between the parties concerning the subject contained herein and contains all of the covenants, agreements, understandings, representations, conditions, and warranties mutually agreed to between the parties. This Agreement may be modified or rescinded only by a writing signed by the parties hereto or their duly authorized agents.

27.3.       Choice of Law. This Agreement shall be exclusively governed by and construed in accordance with the laws of the State of California, without giving effect to any conflict-of-law rules requiring the application of the substantive laws of any other jurisdiction.

27.4.       Assignment. This Agreement shall be binding upon and inure to the benefit of the parties and their respective heirs, executors, administrators, legal administrators, legal representatives, successors and assigns. This Agreement shall not be assignable by either party without the prior written consent of the other party; provided, however, that in the event of the Change of Control of a party to this Agreement (the “Change of Control Party”) or its Parent in which the other party to this Agreement chooses not to exercise its termination rights under Section 16.3 above and this Agreement is assumed by the surviving entity or successor to the Change of Control Party, or by the acquirer of substantially all of the Change of Control Party’s assets as a matter of law, the Change of Control Party shall be entitled to assign all of its rights and obligations under this Agreement to such Person without the other party’s consent so long as such successor, surviving entity or acquirer agrees in writing to unconditionally assume all of the Change of Control Party’s rights and obligations under this Agreement.

27.5.       Counterparts. This Agreement may be signed in one (1) or more counterparts, each of which shall constitute an original but all of which together shall be one (1) and the same document. Signatures received by facsimile shall be deemed to be original signatures.

27.6.       Partial Invalidity. Each provision of this Agreement will be valid and enforceable to the fullest extent permitted by law. If any provision of this Agreement or the application of the provision to any person or circumstance will, to any extent, be invalid or unenforceable, the remainder of this Agreement, or the application of the provision to persons or circumstances other than those as to which it is held invalid or unenforceable, will not be affected by such invalidity or unenforceability, unless the provision or its application is essential to this Agreement.

27.7.       Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

27.8.       Drafting Ambiguities. Each party to this Agreement and their legal counsel have reviewed and revised this Agreement. The rule of construction that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement or any amendments or exhibits to this Agreement.

27.9.       Notices. All notices or other communications required or permitted to be given to a party to this Agreement shall be in writing and shall be personally delivered, sent by certified mail, postage prepaid, return receipt requested, or sent by an overnight express courier service that provides written confirmation of delivery, to such party at the following respective address:

If to Hansen:

Hansen Beverage Company

1010 Railroad Street
Corona, California 92882
Attention: Chief Executive Officer
Telecopy: (951) 739-6210
with a copy to:
Solomon Ward Seidenwurm & Smith LLP
401 B Street, Suite 1200
San Diego, California 92101
Attention: Norman L. Smith, Esq.
Telecopy: (619) 231-4755
If to AB:
Anheuser Busch, Incorporated
One Busch Place
St. Louis, Missouri 63118
Attention: Vice President, Business and Wholesaler Development
Telecopy: (314) 577-4846
with a copy to:
Anheuser-Busch Companies, Inc.
One Busch Place 202-6
St. Louis, MO 63118
Attention: General Counsel
Telecopy: (314) 577-0776

Each such notice or other communication shall be deemed given, delivered and received upon its actual receipt, except that if it is sent by mail in accordance with this Section, then it shall be deemed given, delivered and received three (3) days after the date such notice or other communication is deposited with the U.S. Postal Service in accordance with this Section. Any party to this Agreement may give a notice of a change of its address to the other party to this Agreement.

27.10.       Third-Party Beneficiaries. Nothing in this Agreement, express or implied, is intended or shall be construed to give any Person, other than the parties to this Agreement and their successors and permitted assigns, any legal or equitable right, remedy or claim under or in respect of any agreement or any provision contained in this Agreement.

28.	Force Majeure.

28.1.     Neither party shall be liable for delays in delivery or failure to perform due directly or indirectly to causes beyond such party’s reasonable control (each, individually, a “Force Majeure Event”) including, without limitation: (1) acts of God, act (including failure to act) of any governmental authority (de jure or de facto), wars (declared or undeclared), governmental priorities, port congestion, riots, revolutions, strikes or other labor disputes, fires, floods, sabotage, nuclear incidents, earthquakes, storms, epidemics; or (2) inability to timely obtain either necessary and proper labor, materials, ingredients, components, facilities, production facilities, energy, fuel, transportation, governmental authorizations or instructions, material or information. The foregoing shall apply even though any Force Majeure Event occurs after such party’s performance of its obligations is delayed for other causes.

28.2.       The party affected by a Force Majeure Event shall give written notice to the other party of the Force Majeure Event within a reasonable time after the occurrence thereof, stating therein the nature of the suspension of performance and reasons therefore. Such party shall use its commercially reasonable efforts to resume performance as soon as reasonably possible. Upon restoration of the affected party’s ability to perform its obligations hereunder, the affected Party shall give written notice to the other party within a reasonable time.

29.	Insurance.

29.1.     Hansen records that as of September 30, 2006 it maintained the following types and amounts of insurance (“Current Insurance”):

A.) Commercial General Liability insurance with Product Liability coverage for the sale of products in an amount of $1,000,000 each occurrence and $2,000,000 in the aggregate.

B.) Umbrella Liability insurance which provides excess coverage to the insurance outlined in A above in an amount of $20,000,000 each occurrence and $40,000,000 in the aggregate.

29.2.     Hansen agrees that during the term of this Agreement it will use reasonable commercial efforts to maintain in effect policies of insurance with reasonably comparable terms and benefits to the Current Insurance provided, however, that Hansen is able to procure and maintain such insurance at comparable cost and premiums, and on terms and with benefits that are comparable to the Current Insurance. Notwithstanding the foregoing and in addition thereto, Hansen shall be entitled to alter the types and/or terms and/or reduce the benefits of the insurance to such levels as Hansen reasonably determines are commercially reasonable or appropriate in the circumstances and which may include, without limitation, a drop in Hansen sales levels or a change in financial conditions but to no less Product Liability insurance coverage than $10,000,000 each occurrence and $20,000,000 in the aggregate (the “Reduced Minimum Insurance”), provided that the insurance premium/s payable by Hansen for the Reduced Minimum Insurance at any time (including without limitation any additional premium/s that may be necessary to provide all material terms and benefits, including without limitation the applicable deductible and excess requirements and coverage benefits that are provided under the Current Insurance), do not exceed 50% of the premium/s payable with respect to the Current Insurance multiplied by a fraction of the nominator of which is Hansen’s net income during the twelve (12) month period ended on the last day of the calendar month preceding the proposed insurance policy/ies effective date and the denominator is Hansen’s net income for the 2006 calendar year.

29.3.     Hansen agrees to procure that the insurers of the policies of insurance maintained in accordance with this Section 29 shall issue to AB a certificate naming AB as an additional named insured thereunder, and Hansen shall, from time to time, provide AB with evidence of such insurance.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their respective duly authorized officers as of the Effective Date.

HANSEN BEVERAGE COMPANY,	ANHEUSER-BUSCH, INCORPORATED,
a Delaware corporation	a Missouri Corporation

By:__/s/Rodney Sacks_____________	By:___/s/David A. Peacock_______
Rodney Sacks	David A. Peacock
Chief Executive Officer	Vice President